EXHIBIT 10.2

STOCK OPTION AGREEMENT

        This is a STOCK OPTION AGREEMENT (the “Agreement”) dated as of MM/DD/YEAR by and between FIRST SECURITY BANCORP, INC., a Kentucky corporation (the “Company”) and __________________________ (the “Optionee”).

Recitals

        A.        The Board of Directors of First Security Bancorp, Inc. adopted the First Security Bancorp, Inc. Stock Award Plan (the “Plan”), which Plan was approved by Company shareholders on May 20, 2003 as amended and revised as of March 18, 2003.

        B.        The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and appropriate to the stated purposes of the Plan that the Company grant to the Optionee an option to purchase shares of the Company’s common stock (“Shares”) pursuant and subject to the terms, definitions and conditions of the Plan.

        C.        Any capitalized terms used but not defined herein shall have the respective meanings given them in the Plan, which is incorporated herein by reference in its entirety.

        NOW, THEREFORE, the Company and the Optionee do hereby agree as follows:

SECTION 1
GRANT OF OPTION

        Subject to the terms and conditions of this Agreement, the Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part from time to time of the aggregate of _____ Shares. This Option shall be deemed to represent “incentive stock options” under the Plan.

SECTION 2
OPTION PRICE

        The option price hereunder is $xx.xx per Share, which equals 100% of the fair market value of a Share as determined in accordance with the Plan.

SECTION 3
DURATION OF OPTION

        Subject to such shorter period as might be provided in Section 8 of this Agreement, the Option shall be exercisable twenty percent (20%) on or after MM/DD/YEAR, forty percent (40%) on or after MM/DD/YEAR, sixty percent (60%) on or after MM/DD/YEAR, eighty percent (80%) on or after MM/DD/YEAR and one hundred percent (100%) on or after MM/DD/YEAR provided that all of said Option must be exercised within seven (7) years of the date of this Agreement (such seven [7] year period [as the same may be shortened pursuant to Section 8 of this Agreement] is referred to herein as the “Option Period”).

SECTION 4
EXERCISE OF OPTION

        During the Option Period, the Optionee may exercise the Option upon compliance with the following additional terms:

        (a)        Method of Exercise. The Optionee shall exercise portions of the Option by written notice, which shall:

(i)	state the election to exercise the Option, the number of Shares in respect of which it is being exercised, and the Optionee’s address and Social Security Number;

(ii)	contain such representations and agreements, if any, as the Company’s counsel may require concerning the holder’s investment intent regarding such Shares;

(iii)	acknowledge and accept the restrictions on transfer of the Option Shares as required by Section 15 of the Plan by execution of an acknowledgment prepared by the Company;

(iv)	be signed by the Optionee; and

(v)	be in writing and delivered in person or by certified mail to the Board.

        (b)        Payment Upon Exercise of Option. Payment of the full option price for Shares upon which the Option is exercised plus any tax withholding (if applicable) shall accompany the written notice of exercise described above. The Company shall cause to be issued and delivered to the Optionee the certificate(s) representing such Shares as soon as practicable following the receipt of notice and payment described above.

SECTION 5
NONTRANSFERABILITY OF OPTION

        (a)        Subject to the provisions of Section 5(b) below, the Option shall not be transferable or assignable by the Optionee and the Option shall be exercisable, during the Optionee’s lifetime, only by her. The Option shall not be pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any process upon the Option, shall be null, void and without effect.

        (b)        Notwithstanding the preceding paragraph, in the event of Optionee’s death, his Option shall thereafter be exercisable, during the period specified in Section 8 (c) hereof, by her executors or administrators.

SECTION 6
EFFECT OF AMENDMENT, SUSPENSION
OR TERMINATION OF EXISTING OPTIONS

        No amendment, suspension or termination of the Plan shall, without the Optionee’s written consent, alter or impair the Option granted under the terms of this Agreement.

SECTION 7
RESTRICTIONS ON ISSUING SHARES

        Shares shall not be issued pursuant to the exercise of the Option, unless the issuance and transferability of the Shares shall comply with all relevant provisions of law, including, but not limited to, the (i) limitations, if any, imposed by the Commonwealth of Kentucky and (ii) restrictions, if any, imposed by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission. The Board may, in its discretion, determine if such restrictions or such issuance of Shares so complies with all relevant provisions of law. Any certificate issued upon exercise of an Option shall bear a legend setting forth notice of the restrictions on transfer.

SECTION 8
TERMINATION

        The unexercised portion of the Option granted hereunder shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

        (a)        The expiration of seven (7) years from the date of this Agreement;

        (b)        The expiration of three (3) months from the date of termination of the Optionee’s employment by First Security Bank, Inc. (the “Bank”) (other than a termination described in subparagraph (c) or (d) below); provided, that if the Optionee shall die during such three (3) month period, the time of termination of the unexercised portion of the Option shall be determined under the provisions of subparagraph (c) below;

        (c)        The expiration of six (6) months following the issuance of letters testamentary or letters of administration to the executor or administrator of Optionee, if the Optionee’s death occurs either during her employment by the Bank or during the three (3) month period following the date of termination of such employment (other than a termination described in subparagraph (d) below), but in no event later than one (1) year after the Optionee’s death; or

        (d)        The termination of the Optionee’s employment by the Bank if such termination constitutes or is attributable to a breach by the Optionee of an employment or consulting agreement with the Bank, or if the Optionee is discharged from employment with the Bank for cause or if the Optionee voluntarily terminates her employment with the Bank.

SECTION 9
ACKNOWLEDGEMENTS

        The Optionee represents that she is familiar with the terms and provisions of the Plan and hereby accepts the Option subject to all the terms and provisions thereof. Any capitalized term used herein and not otherwise defined shall have the meaning given in the Plan. The Optionee acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon the Optionee any additional rights to continued employment by or service with the Company (in whatever capacity) or any corporation related to the Company, or (b) interfere in any way with the right of the Company to terminate the Optionee’s employment or service or change the Optionee’s compensation at any time.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto.

FIRST SECURITY BANCORP, INC.
By: R. Douglas Hutcherson President and Chief Executive Officer

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